Exhibit 1(c)

[Translation]

REGULATIONS OF THE BOARD OF DIRECTORS

Article 1.    (Purpose)

The purpose of these Regulations shall be to govern the Board of Directors of the Company appropriately and smoothly.

Article 2.    (Amendment and Abolition)

The amendment and abolition of these Regulations shall be subject to a resolution of the Board of Directors.

Article 3.    (Organization)

1.	The Board of Directors shall be composed of all the Directors.

2.	Corporate Auditors shall attend any meeting of the Board of Directors and express their opinions thereat, if deemed necessary by such Corporate Auditors.

Article 4.    (Authority)

The Board of Directors shall determine the management of the affairs of the Company and supervise the performance of duties of Directors.

Article 5.    (Meetings to be Held)

A meeting of the Board of Directors shall be held once every month in general. Provided, however, that in cases of emergency, an extraordinary meeting of the Board of Directors may be held.

Article 6.    (Person Entitled to Convene Meetings)

1.	The Chairman and Director shall convene meetings of the Board of Directors.

2.	If the Chairman and Director is unable to act as such, or if the Board of Directors does not appoint the Chairman and Director by its resolution, one of the other Directors shall act as Chairman and Director in accordance with the order of priority previously determined by the Board of Directors.

3.	From time to time, each Director may request to convene a meeting of the Board of Directors by submitting to the person entitled to convene meetings a document stating the agenda to be submitted at the requested meeting.

4.	Each Corporate Auditor may request the convocation of a meeting of the Board of Directors pursuant to laws and regulations.

Article 7.    (Notice of Convocation)

1.	Notice to convene a meeting of the Board of Directors shall be given to each Director and each Corporate Auditor at least three (3) days prior to the date of the meeting. Provided, however, that the foregoing shall not apply in cases of emergency.

2.	If the unanimous consent of all of the Directors and Corporate Auditors is obtained, the meeting of the Board of Directors may be held without taking the procedures for convening meetings.

Article 8.    (Chairman)

1.	The Chairman and Director shall act as chairman of all meetings of the Board of Directors.

2.	If the Chairman and Director is unable to act as such, or if the Board of Directors does not appoint the Chairman and Director by its resolution, one of the other Directors shall act as Chairman and Director in accordance with the order of priority previously determined by the Board of Directors.

Article 9.    (Resolution)

1.	Unless otherwise provided for by law or regulation, resolutions of a meeting of the Board of Directors shall be adopted by an affirmative vote of a majority of the Directors present who constitute in number a majority of the Directors who are entitled to vote.

2.	Any Director who has special interests in any matter to be resolved as set out in the preceding paragraph may not participate in a resolution regarding such matter.

3.	In case that a Director proposes a matter to be resolved by the Board of Directors and then all of the Directors who may participate in a resolution of such proposal unanimously consent to such proposal in writing or electronically, the Board of Directors shall be deemed to have approved such proposal. Provided, however, that this provision shall not apply when any Corporate Auditor expresses his/her objection to such proposal.

Article 10.    (Matters to be Resolved)

The following matters shall be subject to the resolution of the Board of Directors.

I.	Matters related to basic policy of management of the group of the Company

II.	Matters provided for by laws and regulations and the Articles of Incorporation:

1.	Matters related to the convocation of the General Meeting of Shareholders;

2.	Matters related to approval of accounting documents and supplementary statements thereof;

3.	Matters related to interim dividends;

4.	Matters related to issuance or sale of shares;

5.	Matters related to issuance of class shares authorized to be issued by the Articles of Incorporation;

6.	Matters related to stock acquisition rights (Matters related to issuance or sale of stock acquisition rights and free allotment of stock acquisition rights);

7.	Matters related to acquisition of the Company’s own shares;

8.	Matters related to cancellation of the Company’s own shares;

9.	Matters related to splits of shares;

10.	Matters related to free allotment of shares;

11.	Matters related to establishment, amendment and abolition of the Share Handling Regulations;

12.	Matters related to the share transfer agent, etc. and its handling office;

13.	Matters related to bonds;

14.	Matters related to the election of Representative Directors and Directors with Executive Power;

15.	Matters related to the election of Executive Officers and Managing Officers;

16.	Matters related to the approval of transactions conducted by Director(s) in competition with the Company’s businesses and transactions conducted by Director(s) with the Company on his/her own behalf;

17.	Matters related to partial exemption from liabilities of Directors and Corporate Auditors;

18.	Disposal and acquisition of material property;

19.	Borrowings of large amounts;

20.	Election and dismissal of important employees;

21.	Establishment, relocation and abolition of important corporate organizations;

22.	Matters related to the internal control system (Article 362, Paragraph 6 of the Corporation Act); and

23.	Any other matters to be resolved at the Board of Directors pursuant to laws and regulations or the Articles of Incorporation.

III.	Matters related to the Nomination Committee, the Compensation Committee and the Internal Audit and Compliance Committee

IV.	Important matters related to the administration of management of subsidiaries of the Company

V.	Any other important matters

Article 11.    (Reports)

1.	Directors shall report the state of the management of the affairs of the Company to the Board of Directors. Provided, however, that the Representative Director may make reports on behalf of the Directors.

2.	Any Director who has conducted a transaction in competition with the interests of the Company or a transaction with the Company on his/her own behalf shall report the material facts of such transaction to the Board of Directors.

3.	If any Director, Corporate Auditor or Accounting Auditor notifies all of the Directors and Corporate Auditors of matters to be reported to the Board of Directors, such matters shall not be required to be reported to the Board of Directors. Provided, however, that this provision shall not apply when any person who is elected by the Representative Director(s) or by a resolution of the Board of Directors as a Director to manage the affairs of the Company reports the state of the performance of his/her duties.

Article 12.    (Minutes)

The minutes shall be prepared in writing pursuant to laws and regulations and the Directors and Corporate Auditors present shall put their names and affix their seals thereto; and the minutes shall be kept at the head office for ten (10) years.

Supplemental Provisions

These regulations shall become effective as from October 1, 2005.

Amendment History

Amended as of May 1, 2006

Amended as of June 29, 2006

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